UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2015

WASHINGTON PRIME GROUP INC.*

(Exact name of Registrant as specified in its Charter)

Indiana	001-36252	046-4323686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (614) 621-9000

N/A

(Former name or former address, if changed since last Report.)

*On January 15, 2015, Washington Prime Group Inc. began doing business as WP Glimcher.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On February 26, 2015, Washington Prime Group Inc., an Indiana corporation d/b/a WP Glimcher (the “Company” or “WPG”) filed a Current Report on Form 8-K (the "Initial 8-K") announcing that on February 25, 2015, the Company through certain of its affiliates entered into a purchase, sale and escrow agreement (the “Agreement”), with O'Connor Mall Partners, L.P., a Delaware limited partnership ("OC"), providing for the sale by WPG to OC of a 49% partnership interest in a newly formed limited partnership (the “JV”), with the remaining 51% partnership interest held by WPG. The JV will own all of the membership interests in certain newly formed limited liability companies, which intend to qualify as real estate investment trusts (“REITs”) (the “WPG-OC REITs”), which will own the following properties (the “Properties” or each a “Property”) and certain related out-parcels: The Mall at Johnson City located in Johnson City, Tennessee; Pearlridge Center located in Aiea, Hawaii; Polaris Fashion Place® located in Columbus, Ohio; Scottsdale Quarter® located in Scottsdale, Arizona and Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing), located in Leawood, Kansas. Currently, each of the Properties is wholly owned by the Company, other than the parcels held by Crescent SDQ III Venture, LLC, in which the Company holds a 25% interest. The transaction is expected to close during the second quarter of 2015.
Pursuant to the Agreement, at the closing of the transaction, OC will acquire the 49% interest in the JV for an aggregate purchase price equal to 49% of an amount equal to $1.625 billion, less any principal amount of new or existing debt related to the Properties, plus certain costs spent with respect to the land and development of Scottsdale Quarter. The Company expects total cash proceeds from the transaction of approximately $430 million. The purchase price is subject to certain adjustments, as set forth in the Agreement.
This amendment to the Initial 8-K includes unaudited pro forma financial statements giving effect to the JV transaction and anticipated unsecured debt financings, which include certain assumptions with respect to size, maturity and expected interest rate as well as to the acquisition of Glimcher Realty Trust completed on January 15, 2015.
Item 9.01 Financial Statements and Exhibits.

(a)Financial statements of businesses acquired.

None

(b)Pro forma financial information.

The unaudited pro forma condensed consolidated balance sheet of WP Glimcher as of December 31, 2014 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2014.

(c)Shell company transactions.

Not applicable.

(d)Exhibits

None

Introduction
On January 15, 2015, pursuant to the merger agreement (the "Merger Agreement") among Glimcher Realty Trust ("Glimcher"), Glimcher Properties Limited Partnership ("GPLP"), Washington Prime Group Inc. ("WPG"), Washington Prime Group, L.P. ("WPGLP"), WPG Subsidiary Holdings I, LLC ("Merger Sub I") and WPG Subsidiary Holdings II Inc. ("Merger Sub II"), Glimcher merged with and into Merger Sub I, a direct wholly owned subsidiary of WPGLP (such transaction, the "Merger"). After the completion of the Merger, WPG began conducting business under the name "WP Glimcher" and using such name for all purposes, except as otherwise required by law or contract. At WPG's 2015 annual meeting of shareholders, the holders of WPG common shares will be asked to vote on a proposal to amend the WPG articles of incorporation to change the name of WPG to "WP Glimcher Inc."
Under the terms of the Merger Agreement, each outstanding Glimcher common share (other than certain common shares as set forth in the Merger Agreement) converted into the right to receive the Merger consideration, which consisted of: (x) $10.40 in cash, without interest and (y) 0.1989 of a WPG common share. The total transaction value, including the assumption of debt, was $4.2 billion as of January 15, 2015 assuming that 0.1989 of a WPG common share was valued at $3.62 for purposes of determining the total total transaction value, which was calculated by multiplying 0.1989 by the closing price of WPG common shares of $18.18 on January 15, 2015. Approximately 28.8 million shares of WPG common stock were issued to Glimcher shareholders in connection with the Merger.
Additionally, (i) each outstanding Glimcher 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Glimcher Series G Preferred Shares") was converted into one share of 8.125% Series G Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the "WPG Series G Preferred Shares"), (ii) each outstanding Glimcher 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Glimcher Series H Preferred Shares") was converted into one share of 7.5% Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the "WPG Series H Preferred Shares") and (iii) each outstanding Glimcher 6.875% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Glimcher Series I Preferred Shares") was converted into one share of 6.875% Series I Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the "WPG Series I Preferred Shares"). In all cases, the WPG Series G Preferred Shares, the WPG Series H Preferred Shares, and the WPG Series I Preferred Shares have the preferences, rights and privileges substantially identical to their corresponding GRT preferred shares. WPG has announced plans to redeem all of the WPG Series G Preferred Shares.
The Merger Agreement also provided for the merger of Merger Sub II, a wholly owned subsidiary of Merger Sub I, with and into GPLP. At the effective time of that merger, (i) each GPLP operating partnership unit issued and outstanding (other than certain GPLP units as set forth in the Merger Agreement and the GPLP Series I-1 preferred limited partnership units as described below) converted into the right to receive 0.7431 of a newly issued, fully paid and non-assessable WPGLP unit and (ii) each GPLP Series I-1 preferred limited partnership unit issued and outstanding immediately prior to such effective time converted into one preferred unit of WPGLP having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series I-1 preferred limited partnership unit prior to such Merger. Approximately 1.6 million units of WPGLP were issued to GPLP unit holders in connection with such merger.
Concurrent with the execution of the Merger Agreement, WPGLP and Simon Property Group, L.P. ("Simon LP") entered into a purchase and sale agreement (the "Purchase Agreement"), pursuant to which GPLP sold (i) the equity interests in the owner of Jersey Gardens, a regional mall located in Elizabeth, New Jersey ("Jersey Gardens") and (ii) the equity interests in the owner of University Park Village, an open-air center located in Fort Worth, Texas ("University Park") to Simon LP for $1.09 billion (subject to certain adjustments and apportionments as described in the Purchase Agreement) (the "Property Sale"). The Property Sale also included the assumption of $405.0 million of mortgage debt associated with Jersey Gardens and University Park. The closing of such sale occurred substantially simultaneously with the completion of the Merger.
On September 16, 2014, in connection with the execution of the Merger Agreement, WPG entered into a debt commitment letter, which was amended and restated on September 23, 2014 from the initial commitment parties, pursuant to which the initial commitment parties agreed to provide a $1.25 billion senior unsecured bridge loan facility (the "Bridge Facility" or "Bridge Loan"). On October 6, 2014, additional commitment parties became parties to the debt commitment letter by way of a joinder agreement and were assigned a portion of the initial commitment parties' commitments thereunder. In connection with the Merger, WPG borrowed approximately $1.2 billion under the Bridge Facility.

On February 25, 2015, a subsidiary of WP Glimcher entered into a definitive agreement (the "JV purchase agreement") providing for a joint venture with O’Connor Mall Partners, L.P. ("OC") with respect to the ownership and operation of five of WP Glimcher’s previously owned malls, which are valued at approximately $1.625 billion (the "JV"). OC will purchase a 49% ownership interest in the JV and WPG will retain a 51% ownership interest. The five malls in the JV will be: The Mall at Johnson City in Johnson City, Tennessee; Pearlridge Center in Aiea, Hawaii; Polaris Fashion Place® in Columbus, Ohio; Scottsdale Quarter® in Scottsdale, Arizona; and Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing) in Leawood, Kansas (collective the "JV Properties"). WPG will continue to lease and manage the properties; however, major decisions will generally require the mutual consent of both WPG and OC.
In exchange for its interest in the venture, OC will pay 49% of an amount equal to the aggregate value of the properties, less the mortgages secured by such properties, at closing, the value of which equaled $755.1 million as of December 31, 2014, plus costs spent to date on Phase III development at Scottsdale Quarter, subject to certain adjustments as set forth in the JV purchase agreement. The transaction is expected to generate net proceeds of approximately $430 million to WPG after taking into account the assumption of debt and estimated closing costs. It is WP Glimcher's intention to use the proceeds to repay a portion of the Bridge Facility that was used to finance the completion of the Merger. Subject to the satisfaction or waiver of certain closing conditions, the transaction is anticipated to close during the second quarter of 2015.
The Company plans, subject to market conditions, to have WPGLP secure up to $800 million of unsecured debt financings. Until the debt financings are secured, the actual amount and the terms of the debt to be issued cannot be certain. For purposes of the accompanying unaudited condensed consolidated pro forma financial statements the Company has assumed that $800 million aggregate principal amount of long term unsecured debt will be issued with an average interest rate of 4% ("future unsecured debt financings"). It is the Company's intention to use the proceeds from the future unsecured debt financings to repay a portion of the Bridge Facility that was used to finance the acquisition of Glimcher.
The unaudited pro forma financial statements have been adjusted to give effect to the Merger, the JV transaction, and the future unsecured debt financings, and have been developed from and should be read in conjunction with the following:

•	the accompanying notes to the unaudited pro forma financial statements;

•
the historical audited consolidated and combined financial statements of WPG as of and for the year ended December 31, 2014 included in WPG's Annual Report on Form 10-K for the year then ended, filed with the SEC on February 26, 2015; and

•	the historical audited consolidated financial statements of Glimcher as of and for the year ended December 31, 2014, which were filed as an exhibit to WPG's 8-K/A that was filed on February 27, 2015.
The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2014 gives effect to the Merger, the JV transaction, and the future unsecured debt financings as if they occurred on January 1, 2014. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2014 gives effect to the Merger, the JV transaction, and the future unsecured debt financings as if they occurred on December 31, 2014. The historical consolidated financial statements of Glimcher have been adjusted to reflect certain reclassifications in order to conform to WPG's financial statement presentation.
In addition to adjustments to give effect to the Merger, the JV transaction, and the future unsecured debt financings, the unaudited pro forma condensed consolidated financial statement include pro forma adjustments to give effect to:

•	the Property Sale as if the transaction occurred on January 1, 2014 for purposes of the pro forma statement of operations and on December 31, 2014 for purposes of the pro forma balance sheet;

•
the Series G preferred share redemption as if the transaction occurred on January 1, 2014 for purposes of the pro forma statement of operations and on December 31, 2014 for purposes of the pro forma balance sheet;

•	Glimcher's 2014 acquisition of a shopping center located in Oklahoma City, Oklahoma on Glimcher's consolidated statement of operations as if this transaction occurred on January 1, 2014; and

•
WPG's 2014 acquisition of controlling interests in nine shopping centers on WPG's consolidated and combined statement of operations for the year ended December 31, 2014 as if these transactions occurred on January 1, 2014.

The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting, with WPG considered the acquiror of Glimcher. The purchase price is allocated to the underlying Glimcher tangible assets acquired and liabilities assumed, acquired intangibles are all based on preliminary estimates of their respective fair values. The purchase price allocated to the JV Properties is based upon the value implied in OC's purchase of the 49% interest in the JV. The JV transaction has been accounted for in the accompanying unaudited condensed consolidated pro forma financial statements using the equity method of accounting. Major decisions with respect to the JV will generally require the mutual consent of the JV partners.
The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain limited information that is currently available. Therefore, the provisional measurements of fair value reflected have not yet been finalized, are subject to change, and could vary materially from the actual amounts. A final determination of the fair value of Glimcher's assets and liabilities, including intangibles, will be made within the measurement period, not to exceed one year from the January 15, 2015 merger date. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial statements presented below. WPG estimated the fair value of Glimcher's assets and liabilities based on discussions with Glimcher's management, preliminary valuation studies, due diligence and information presented in Glimcher's public filings. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma condensed consolidated balance sheet and/or pro forma condensed consolidated statement of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.
Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma financial statements are described in the accompanying notes. The historical consolidated and combined financial statements have been adjusted in the unaudited pro forma financial statements to give pro forma effect to events that are: (1) directly attributable to the Merger, the JV transaction, the future unsecured debt financings, the Series G preferred share redemption, the Property Sale, Glimcher's 2014 acquisition of a shopping center located in Oklahoma City, and WPG's 2014 acquisition of controlling interests in nine shopping centers (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the combined results of WP Glimcher. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described herein, nor is it indicative of future operating results or financial position.
The unaudited pro forma financial statements, although helpful in illustrating the financial characteristics of WP Glimcher under one set of assumptions, do not reflect opportunities to earn additional revenue, or other factors that may result as a consequence of the Merger, the JV transaction, or the future unsecured debt financings and do not attempt to predict or suggest future results. By way of example, the projected operating synergies of the Merger are approximately $8 - $12 million in combined annual cost savings (these synergies have not been reflected in the pro forma condensed consolidated statements of operations). The unaudited pro forma condensed consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions which may occur (other than the Property Sale or JV transaction), as they are currently not known, and to the extent they occur, are expected to be non-recurring and were not incurred at the closing date of the Merger. However, such costs could affect WP Glimcher following the Merger in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of WP Glimcher following the Merger, the JV transaction, and the future unsecured debt financings.

WP Glimcher (AT)
Pro Forma Condensed Consolidated Balance Sheet
December 31, 2014
(unaudited)(in thousands)

	WPG Historical	Glimcher Historical (A)	Merger and related Pro Forma Adjustments		JV and future unsecured debt financings Pro Forma Adjustments		WP Glimcher Pro Forma
Assets
Investment properties at cost	$5,292,665	$3,187,110	$(213,422)	(B)	$(1,566,187)	(N)	$6,700,166
Less: accumulated depreciation	(2,113,929)	(839,636)	839,636	(C)	—		(2,113,929)
	3,178,736	2,347,474	626,214		(1,566,187)		4,586,237

Cash and cash equivalents	108,768	20,631	44,600	(H)	33,319	(O)	207,318
Tenant accounts receivable, net	69,616	38,405	(25,476)	(D)	—		82,545
Investment in and advances to unconsolidated real estate entities, net	—	15,307	—		463,562	(P)	478,869
Deferred costs and other assets	170,883	161,365	145,911	(E)	(118,570)	(Q)	359,589
Assets held-for-sale	—	3,658	—		—		3,658
Total assets	$3,528,003	$2,586,840	$791,249		$(1,187,876)		$5,718,216

Liabilities and Equity

Mortgage notes payable	$1,435,114	$1,699,063	$(405,537)	(F)	$(755,239)	(R)	$1,973,401
Notes payable	913,750	135,000	(135,000)	(G)	—		913,750
Bridge loan	—	—	1,190,000	(H)	(1,190,000)	(O)	—
Bonds Payable	—	—	—		800,000	(S)	800,000
Accounts payable, accrued expenses, intangibles and deferred revenue	194,014	130,294	28,820	(I)	(42,637)	(T)	310,491
Dividends payable	—	20,194	—		—		20,194
Cash distributions and losses in partnerships, at equity	15,298	—	—		—		15,298
Other liabilities	11,786	—	—		—		11,786
Total liabilities	2,569,962	1,984,551	678,283		(1,187,876)		4,044,920

Redeemable noncontrolling interests	—	5,648	—		—		5,648

Preferred shares	—	297,925	(93,955)	(J)	—		203,970
Common shares	16	1,457	(1,454)	(K)	—		19
Additional paid-in-capital	720,921	1,296,113	(798,641)	(K)	—		1,218,393
Retained earnings (distributions in excess of accumulated earnings)	68,114	(1,010,492)	956,113	(L)	—		13,735
Accumulated other comprehensive loss	—	(675)	675	(L)	—		—
Total shareholders' equity	789,051	584,328	62,738		—		1,436,117

Noncontrolling interests	168,990	12,313	50,228	(M)	—		231,531

Total equity	958,041	596,641	112,966		—		1,667,648

Total liabilities, redeemable noncontrolling interests and equity	$3,528,003	$2,586,840	$791,249		$(1,187,876)		$5,718,216

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

WP Glimcher (AT)
Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2014
(unaudited)
(in thousands, except per share data)

	WPG Historical	WPG Pro Forma Adjustments (AA)	Glimcher Historical (A)	Glimcher Pro Forma Adjustments (AB)	Property Sale Pro Forma Adjustments (AC)	Merger and related Pro Forma Adjustments		JV Properties and future unsecured debt financings Pro Forma Adjustments (AD)		WP Glimcher Pro Forma
Revenue:
Minimum rent	$449,100	$18,484	$244,954	$631	$(44,268)	$12,586	(AE)	$(97,303)	(AM)	$584,184
Overage rent	9,357	94	13,157	—	(6,965)	—		(3,725)		11,918
Tenant reimbursements	194,826	6,411	117,160	167	(25,573)	—		(42,853)		250,138
Other income	7,843	206	19,373	—	(3,590)	—		92	(AN)	23,924
Total revenue	661,126	25,195	394,644	798	(80,396)	12,586		(143,789)		870,164
Expenses:
Property operating	109,715	3,584	80,802	240	(13,519)	—		(31,328)		149,494
Depreciation and amortization	197,890	11,692	125,985	438	(15,336)	48,510	(AF)	(62,007)	(AO)	307,172
Real estate taxes	77,587	3,202	47,189	83	(13,497)	—		(14,077)		100,487
Repairs and maintenance	23,431	1,182	8,153	47	(967)	—		(762)		31,084
Advertising and promotion	8,389	314	6,022	62	(1,067)	—		(2,168)		11,552
Provision for credit losses	2,332	96	1,301	3	(193)	—		(747)		2,792
General and administrative	12,219	—	29,396	(529)	(92)	7,867	(AG)	(365)		48,496
Transaction and related costs	38,907	—	—	—	—	—	(AH)	—		38,907
Merger costs	8,839	—	11,182	—	—	(20,021)	(AH)	—		—
Ground rent and other costs	4,656	224	8,225	—	—	(83)	(AI)	(6,673)	(AP)	6,349
Total operating expenses	483,965	20,294	318,255	344	(44,671)	36,273		(118,127)		696,333
Operating income	177,161	4,901	76,389	454	(35,725)	(23,687)		(25,662)		173,831

Interest income	—	—	274	—	(2)	—		(6)		266
Interest expense	(82,452)	(4,416)	(81,501)	(167)	16,135	(12,765)	(AJ)	21,354	(AQ)	(143,812)
Income and other taxes	(1,215)	—	—	—	—	—		—		(1,215)
Income from unconsolidated entities	973	(859)	9,161	—	—	—		(258)	(AR)	9,017
Gain upon acquisition of controlling interests and on sale of interests in properties	110,988	(99,375)	—	—	—	—		—		11,613
Income (loss) from continuing operations	205,455	(99,749)	4,323	287	(19,592)	(36,452)		(4,572)		49,700
Net income (loss) attributable to noncontrolling interests	35,426	(17,439)	(56)	—	—	(11,551)	(AK)	(725)	(AK)	5,655
Net income (loss) from continuing operations attributable to the Company	170,029	(82,310)	4,379	287	(19,592)	(24,901)		(3,847)		44,045
Preferred share dividends	—	—	(23,579)	—	—	9,547	(AL)	—		(14,032)
Net income (loss) from continuing operations attributable to the common shareholders	$170,029	$(82,310)	$(19,200)	$287	$(19,592)	$(15,354)		$(3,847)		$30,013

Weighted average shares outstanding, basic	155,163	N/A	145,384	N/A	N/A	N/A		N/A		183,960
Weighted average shares outstanding, diluted	187,491	N/A	147,827	N/A	N/A	N/A		N/A		217,910
Earnings per common share, basic and diluted
Net income (loss) from continuing operations attributable to common stockholders	$1.10	N/A	$(0.13)	N/A	N/A	N/A		N/A		$0.16	(AS)
See accompanying notes to unaudited pro forma condensed consolidated financial statements.

WP Glimcher
Notes to Pro Forma Financial Statements

1.    Overview
The pro forma financial statements have been prepared assuming the Merger is accounted for using the acquisition method of accounting under generally accepted accounting principles applied in the United States with WPG as the acquiring entity. Accordingly, the total purchase price is allocated to the Glimcher tangible acquired assets and liabilities assumed, and identifiable intangible assets of Glimcher based on preliminary estimates of their respective fair values, as described further below.
In addition to adjustments to give effect to the Merger, the JV transaction (which is accounted for using the equity method of accounting), and the future unsecured debt financings, the unaudited pro forma condensed consolidated financial statement include pro forma adjustments to give effect to:

•	the Property Sale as if the transaction occurred on January 1, 2014 for purposes of the pro forma statement of operations and on December 31, 2014 for purposes of the pro forma balance sheet;

•
the Series G preferred share redemption as if the transaction occurred on January 1, 2014 for purposes of the pro forma statement of operations and on December 31, 2014 for purposes of the pro forma balance sheet;

•	Glimcher's 2014 acquisition of a shopping center located in Oklahoma City, Oklahoma on Glimcher's consolidated statement of operations as if this transaction occurred on January 1, 2014; and

•
WPG's 2014 acquisition of controlling interests in nine shopping centers on WPG's consolidated and combined statement of operations for the year ended December 31, 2014 as if these transactions occurred on January 1, 2014.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Glimcher's financial statement presentation to that of WPG, as described in Note 2.
The pro forma adjustments represent WPG management's estimates based on information available and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or future asset dispositions. Also, the pro forma financial statements do not contemplate possible adjustments related to restructuring or integration activities, or transaction or other costs following the Merger that are not expected to have a continuing impact.
The pro forma statement of operations for the year ended December 31, 2014 combines the historical consolidated and combined statements of operations of WPG (after giving effect to WPG's 2014 property acquisitions) and Glimcher (after giving effect to a 2014 acquisition, as well as dispositions that were previously recognized within discontinued operations in the historical financial statements of Glimcher), giving effect to the Merger, Series G preferred share redemption, Property Sale, the JV transaction and the future unsecured debt financings as if they had been consummated on January 1, 2014, the beginning of the earliest period presented. The December 31, 2014 pro forma balance sheet combines the historical consolidated and combined balance sheets of WPG and Glimcher as if the Merger, WPG Series G preferred share redemption, Property Sale, the JV transaction and the future unsecured debt financings had occurred on this date.
Preliminary Estimated Purchase Price Allocation
The total purchase price in connection with the acquisition of Glimcher described in the Introduction above has been allocated to the Glimcher tangible assets acquired, intangibles acquired and liabilities assumed for purposes of these pro forma condensed consolidated financial statements, based on their estimated relative fair values assuming the Merger was completed on the pro forma condensed consolidated balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma condensed consolidated financial statements. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of Glimcher's tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities, within the measurement period, not to exceed one year from the January 15, 2015 merger date. As a result, the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein.

WP Glimcher
Notes to Pro Forma Financial Statements

The table below entails the total fair value of assets acquired and liabilities assumed based on Glimcher's historical consolidated balance sheet as of December 31, 2014 (in thousands):

Assets/Liabilities	Glimcher Fair Value
Investment properties, net	$4,063,688
Cash and cash equivalents	20,631
Tenant accounts receivable, net	12,929
Investment in and advances to unconsolidated real estate entities, net	15,307
Deferred costs and other assets (2)	299,606
Assets held-for-sale	3,658
Accounts payable, accrued expenses, intangibles and deferred revenue	(149,873)
Distributions payable	(20,194)
Redeemable noncontrolling interests	(5,648)
Total fair value of assets acquired and liabilities assumed (1)	$4,240,104

Sources of funding

Assumption of fair value of mortgage notes payable (3)	$1,698,526
Proceeds received from bridge facility (4)	1,092,592
Fair value from the issuance of preferred shares	203,970
Fair value from the issuance of common shares	497,475
Fair value from the issuance of operating partnership units	62,541
Proceeds from the Property Sale (5)	685,000
Total sources of funding	$4,240,104

(1)	Acquisition of Glimcher including Jersey Gardens and University Park.

(2)	The amount presented above excludes the $7.7 million Bridge Facility adjustment discussed in Note (E) below.

(3)	Amount does not include the $19.0 million of bonds issued with the development of Jersey Gardens which were assumed to be repaid with the bridge facility.

(4)
Bridge Facility borrowing amount above does not contemplate the amounts drawn for costs and other items associated with the Merger (See Note (H) below). The Bridge Facility amount includes the repayment of Glimcher's $135.0 million outstanding notes payable.

(5)	This transaction represents the gross amount of proceeds before seller paid transaction costs and pro-rations for working capital from the Property Sale.

WP Glimcher
Notes to Pro Forma Financial Statements

2.    Notes relating to Pro Forma Balance Sheet and Pro Forma Income Statement

(A)	The historical financial statements of Glimcher include reclassifications of certain balances in order to conform to the presentation of WPG, as noted below.
Pro Forma Balance Sheet
The table below identifies the presentation of certain items within Glimcher's historical balance sheet and identifies the current presentation within WP Glimcher's pro forma balance sheet.

Historical Presentation within Glimcher's Balance Sheet	Presentation within WP Glimcher's Pro Forma Balance Sheet
Land	Investment properties at cost
Certain amounts within buildings, improvements and equipment	Investment properties at cost
Developments in progress	Investment properties at cost
Certain amounts within buildings, improvements and equipment	Deferred costs and other assets
Deferred costs, net	Deferred costs and other assets
Restricted cash	Deferred costs and other assets
Deferred expenses, net	Deferred costs and other assets
Prepaid and other assets	Deferred costs and other assets
Pro Forma Statement of Operations
The table below identifies the presentation of items within Glimcher's historical statement of comprehensive income and identifies the current presentation within WP Glimcher's pro forma statement of operations for the year ended December 31, 2014.

Historical Presentation within Glimcher's Consolidated Statement of Comprehensive Income	Presentation within WP Glimcher's Pro Forma Statements of Operations
Certain costs within other operating expenses	Repairs and maintenance
Certain costs within property operating expenses	Advertising and promotion
Certain costs within other operating expenses	Ground rent and other costs

WP Glimcher
Notes to Pro Forma Financial Statements

Balance Sheet Adjustments

(B)
The real estate assets of Glimcher have been adjusted to their estimated fair values as of December 31, 2014. A third party was used to assist in estimating the fair value primarily by applying a capitalization rate to net operating income, using third party appraisals that were recently prepared as applicable, as well as other available market data. The preliminary estimated purchase price allocation was performed using the closing price of WPG's common shares as of the closing date of the Merger. The preliminary estimated purchase price allocation by asset/liability category is detailed below (in thousands):

Asset/Liability Category	Estimated Fair Value	Location on the WP Glimcher Pro Forma Balance Sheet	Weighted Average Useful Life in Years
Land	$617,013	Investment properties at cost	N/A
Building	$2,092,615	Investment properties at cost	40 years
Site improvements	$111,661	Investment properties at cost	10.1 years
Tenant improvements	$152,399	Investment properties at cost	4.1 years
Leasing commissions	$66,045	Deferred costs and other assets	4.1 years
Lease in place value	$178,481	Deferred costs and other assets	4.8 years
Net below-market ground lease value	$1,101	Deferred costs and other assets	37.0 years
Net below-market lease value, net	$81,252	Accounts payable, accrued expenses, intangibles and deferred revenue	5.2 years
Assumed debt mark-to-market	$(19,667)	Mortgage notes payable	6.2 years

The fair values assigned to the real estate assets above do not include the $1.09 billion estimated fair value of the properties sold in the Property Sale.

(C)	Accumulated depreciation for Glimcher's historical assets have been eliminated as the assets have been presented at their estimated fair value.

(D)	Glimcher's historical straight-line receivable balance of $25.5 million is eliminated.

(E)
Glimcher's historical book value of leasing commissions, above-market lease assets, lease in place value, tenant relationship assets, and loan and commitment fees of $36.0 million, $20.3 million, $36.7 million, $0.4 million, and $14.0 million, respectively, is eliminated. The amount also includes the addition of estimated loan and commitment fees ("bridge loan fees") relating to the Bridge Loan, as defined in (H) below, of $7.7 million. Per the terms of the commitment letter and related fee letters, the Bridge Loan is subject to the following fees: a commitment fee of 0.25% on total capacity, a structuring fee of 0.15% on total capacity, a funding fee of 0.15% on advances, a duration fee of 0.4% on outstanding balance and a ticking fee of 0.2% per annum accruing on the undrawn balance from 90 days post commitment to closing date. For pro forma purposes, the fees totaling $11.6 million have been calculated assuming approximately $1.2 billion (see Note (U)) drawn at the Merger closing date prior to 90 days post commitment net of the $3.9 million in fees already incurred, and capitalized. Finally, the amount includes estimated fair value of leasing commissions of $66.0 million, lease in place value of $178.5 million, and a net below-market ground lease asset in the amount of $1.1 million.

(F)
Amount relates to the $405.0 million debt assumed by Simon LP in connection with the Property Sale, the repayment of $19.0 million of bonds issued with the development of Jersey Gardens, and the elimination of Glimcher's historical mark-to-market balance of $1.2 million, net of the estimated fair value adjustment to the assumed debt of $19.7 million.

(G)	The notes payable balance of Glimcher was repaid in connection with the closing of the Merger using proceeds from the Bridge Loan.

WP Glimcher
Notes to Pro Forma Financial Statements

(H)
The funds were drawn under the $1.25 billion Bridge Facility that WPG currently has in place. Amounts are estimated to be drawn for the following uses: $1,505.8 million for the payment of cash equivalent to $10.40 per share to the shareholders of Glimcher, $117.8 million for the Series G preferred share redemption, $86.0 million for the payment of estimated additional costs associated with the Merger, (of which $16.3 million is included in accounts payable), net of the $24.0 million in merger related costs already incurred, $19.0 million for the payment of bonds associated with the development of Jersey Gardens, $135.0 million to repay Glimcher's outstanding notes payable and initial excess cash borrowed of $44.6 million. These amounts will be offset by the estimated $685.0 million gross proceeds from the Property Sale, net of the seller paid closing costs and pro-rations of working capital of $7.1 million ($1.09 billion of purchase price less Simon LP's assumption of the related mortgage debt of $405.0 million).

(I)
Glimcher's historical below-market lease balance of $54.8 million and straight-line rent payable balance of $6.9 million is eliminated. Amount also includes the estimated fair value adjustment of above/below-market lease value, net of $81.3 million as well as unpaid transaction costs of $16.3 million offset by the $7.1 million of pro-rations of working capital related to the Property Sale.

(J)
Amount includes the Series G preferred share redemption of $117.8 million, which originally had a book value of $109.9 million. The Series H and Series I preferred shares that were converted to WP Glimcher preferred shares had a fair value adjustment and increased by $15.9 million. Fair value was calculated using the closing price of the Glimcher Series H Preferred Shares and Glimcher Series I Preferred Shares as of January 15, 2015.

(K)
The number of additional common shares issued was calculated by converting the Glimcher common shares into WPG common shares as follows: for every Glimcher share, each shareholder received 0.1989 of a WPG common share. The value of the shares issued was based on the closing price of WPG shares as of January 15, 2015 resulting in an increase of $523.5 million less the $1,296.1 million historical Glimcher balance. This amount was further offset by a $33.0 million adjustment to noncontrolling interests. Lastly, the amounts include an $7.0 million increase for the fair value of the pre-combination service for restricted share awards as of January 15, 2015.

(L)
The Glimcher balance of distributions in excess of accumulated earnings of $1,010.5 million has been eliminated. Estimated costs of the transaction are estimated to be $86.0 million net of the $20.0 million in costs already incurred and charged to expense through December 31, 2014. These costs primarily consist of fees paid to investment bankers, due diligence costs, legal, accounting, tax, and other expenses related to the Merger. This amount has been reduced by the $11.6 million related to the estimated loan and commitment fees on the Bridge Loan, which are reflected as capitalized in (E) above. Also, Glimcher's historical accumulated other comprehensive loss of $0.7 million has been eliminated.

(M)
The increase in noncontrolling interests relates to the conversion of operating partnership units as follows: for every one GPLP unit, each unit holder received 0.7431 WPGLP units. The value of the units issued was based on the closing price of WPG shares as of January 15, 2015 resulting in an increase of $29.5 million less the $12.3 million historical Glimcher balance. In addition, reflected is an adjustment to additional paid in capital of $33.0 million to reflect the limited partners' pro forma interest of 15.9% in WPGLP.

(N)	The amount represents the removal of the estimated fair value of the investment associated with the JV Properties, which was recorded as part of the purchase price allocation related to the Merger.

(O)
The increase in cash relates to the estimated net proceeds received from the JV transaction of $431.3 million, as well as the estimated proceeds received from the future unsecured debt financings of $792.0 million. The JV transaction costs of $7.3 million are included in Investments in and advances to unconsolidated real estate entities, net. The future unsecured debt financings cost of $8.0 million are included in deferred costs and other assets. Both of these amounts will be used to repay the outstanding $1.190 billion balance on the Bridge Facility.

WP Glimcher
Notes to Pro Forma Financial Statements

(P)	The table below reconciles the fair value of the assets to be contributed to JV to WP Glimcher's Investment in and advances to unconsolidated real estate entities, net (amounts in thousands):

Estimated fair value of JV Properties
Investment properties at cost	$1,566,187
Deferred costs and other assets	126,570
Accounts payable, accrued expenses, intangibles and deferred revenue	(42,637)
Mortgage notes payable	(755,239)
Total equity in JV Properties	$894,881

Reconciliation of the total equity in the JV Properties
Company's share - (51% of total equity in JV Properties)	$456,389
OC's share (49% of total equity in JV Properties)	438,492
Total equity in JV Properties	$894,881

Reconciliation of Investment in and advances to unconsolidated real estate entities, net
Company's share - (51% of total equity in JV Properties)	$456,389
Add: JV transaction costs	7,173
Investment in and advances to unconsolidated real estate entities, net	$463,562

(Q)
This amount includes the removal of deferred costs and other assets related to the JV Properties which consisted of $32.5 million of leasing commissions and $94.1 million of lease-in-place value. These amounts were offset by the $8.0 million in offering costs associated with the future unsecured debt financings.

(R)
This amount relates to the $755.1 million in existing mortgage notes payable that were outstanding on the JV Properties. It also includes the $0.1 million in assumed debt mark-to-market adjustments for the fair value of the mortgages associated with the JV Properties.

(S)	This amount represents the par value of the future unsecured debt financings.

(T)	This amount relates to the removal of the $42.6 million in accounts payable, accrued expenses, intangibles and deferred revenue.
Statement of Operations Adjustments

(AA)
Reflects the impact of WPG's 2014 property acquisitions as if they had all occurred on January 1, 2014, including the removal of the $99.4 million gain related to the remeasurement of WPG's equity interests to fair value upon acquisition of the noncontrolling interests from the year ended December 31, 2014.

(AB)	Reflects the impact of Glimcher's 2014 property acquisition as if it had occurred on January 1, 2014.

(AC)	Includes the removal of the historical activity of the Jersey Gardens and University Park properties, assuming the Property Sale had occurred on January 1, 2014.

(AD)	Includes the removal of the historical activity of the JV Properties and the impact of the future unsecured debt financings, assuming the JV transaction had occurred on January 1, 2014.

WP Glimcher
Notes to Pro Forma Financial Statements

(AE)
Represents the recognition of straight-line rents and amortization of above/below-market lease intangibles of $21.9 million, net of the removal of historical straight-line rents and amortization of above/below-market lease intangibles on the Glimcher properties of $9.3 million for the year ended December 31, 2014. These amortization adjustments are computed on a straight-line basis over the estimated lives of the acquired leases.

(AF)
Represents the recognition of depreciation and amortization of $159.6 million on the real estate assets and intangible assets recognized at estimated fair value, net of the removal of historical depreciation and amortization on the Glimcher properties, excluding depreciation and amortization associated with Jersey Gardens and University Park, of $111.1 million for the year ended December 31, 2014. These depreciation and amortization adjustments are computed on a straight-line basis over the estimated useful lives of the related assets (see Note (B) above).

(AG)
Represents the increase related to equity and severance awards that were granted to certain employees as a result of the Merger. It also includes the the amortization of restricted common shares shares that were issued by Glimcher to certain employees whose shares had not vested. The value of these items totaled $7.9 million and excludes amounts paid to employees whose severance agreements required payment related to the Merger.

(AH)
See Note (L) for a discussion of transaction costs related to the Merger, of which $20.0 million included in the historical statements of operations for the year ended December 31, 2014 were removed for pro forma purposes since they will not have a continuing impact. Non-recurring costs related to WPG's spin-off from Simon of $38.9 million are included in WPG's historical results for the year ended December 31, 2014.

(AI)
Represents the removal of historical straight-line ground rent expense and amortization of above/below-market ground lease intangibles on the Glimcher properties of $2.7 million net of the recognition of straight-line ground rent expense and amortization of above/below-market ground lease intangibles which are recognized at the estimated fair value of $2.6 million for the year ended December 31, 2014. These amortization adjustments are computed on a straight-line basis over the estimated lives of the acquired ground leases.

(AJ)
Represents estimated interest on the Bridge Loan related to funding the Merger of $28.5 million, net of the amortization of the fair value of debt adjustment (see Note (F) above) over the remaining terms of the debt of $12.8 million and the removal of historical amortization of deferred financing costs by Glimcher of $2.9 million for the year ended December 31, 2014. Interest on the Bridge Loan was calculated according to the terms of the commitment letter assuming a loan balance of approximately $1.2 billion, interest rate of approximately 1.4% assuming a credit rating of BBB/Baa2, and loan costs of $11.6 million (see Note (E) above) amortized to expense annually.

(AK)
Represents the allocation of net income to noncontrolling interests in order to reflect the limited partnership unitholders' pro forma combined ownership percentage of 15.9% in the consolidated results of WP Glimcher for the year ended December 31, 2014.

(AL)	Represents the removal of dividends related to the Glimcher Series G Preferred Shares resulting from the planned WPG Series G Preferred Shares redemption reflected as of January 1, 2014.

(AM)
Includes the removal of straight-line rents and amortization of above/below-market lease intangibles of $14.0 million relating to the JV Properties for the year ended December 31, 2014. These amortization adjustments are computed on a straight-line basis over the estimated lives of the acquired leases.

(AN)	This amount includes the recognition of the estimated management fee income relating to the JV Properties of $4.4 million for the year ended December 31, 2014.

WP Glimcher
Notes to Pro Forma Financial Statements

(AO)
Includes the removal of depreciation and amortization of $62.0 million on the real estate assets and intangible assets recognized at estimated fair value relating to the JV Properties for the year ended December 31, 2014. These depreciation and amortization adjustments are computed on a straight-line basis over the estimated useful lives of the related assets (see Note (B) above).

(AP)
Includes the removal of the payments of the ground leases in the amount of $4.0 million as well as the removal of straight-line ground rent expense and amortization of above/below-market ground lease intangibles of $2.6 million for the year ended December 31, 2014 related to the JV Properties. These amortization adjustments are computed on a straight-line basis over the estimated lives of the acquired ground leases.

(AQ)
Includes reversal of the interest expense associated with the JV Properties of $26.0 million for the year ended December 31, 2014. Interest expense associated with the Bridge Facility, which was $28.5 million, was eliminated. Certain fees that were based upon the capacity of the Bridge Facility were expensed. This amount also assumes an estimated 4% interest rate for the future unsecured debt financings of $32.0 million, as well as the amortization of the estimated fees associated with the future unsecured debt financings of $1.1 million for the year ended December 31, 2014. If the actual interest rate varied by 0.125% it would cause a $1.0 million change to earnings. The amortization adjustments associated with the future unsecured debt financings are computed over the weighted average life of 7.5 years.

(AR)	The amount is calculated by taking the Company's 51% share of the JV Properties net loss of $0.5 million.

(AS)
Earnings per share, basic and diluted, was calculated assuming the stock and operating partnership units related to the Merger were issued on January 1, 2014. Under the Merger Agreement, each Glimcher common share was converted to 0.1989 of a WPG common share and each Glimcher operating partnership unit was converted to 0.7431 of a WPG operating partnership unit. The calculation of basic and diluted earnings per share assumes the issuance of 28.8 million common shares in the Merger. The calculation of diluted earnings per share assumes the issuance of 1.6 million operating partnership units in the Merger and is as follows (in thousands, except per share data):

	For the Year Ended December 31, 2014
	WPG Historical	Glimcher Historical	WP Glimcher Pro forma
Net income (loss) from continuing operations attributable to common stockholders - basic and diluted	$170,029	$(19,200)	$30,013

Weighted average common shares outstanding - basic	155,163	145,384	183,960
Weighted average common shares outstanding - diluted	187,491	147,827	217,910

Earnings per common share, basic and diluted
Net income (loss) from continuing operations attributable to common stockholders	$1.10	$(0.13)	$0.16

(AT)
At WPG's 2015 annual meeting of shareholders, the holders of WPG common shares will be asked to vote on a proposal to amend the WPG articles of incorporation to change the name of WPG to "WP Glimcher Inc."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Washington Prime Group Inc.
(Registrant)

Date: March 17, 2015	By:	/s/ Mark E. Yale
Mark E. Yale Executive Vice President and Chief Financial Officer (Principal Financial Officer)